                              SETTLEMENT AGREEMENT

         This Settlement Agreement ("Agreement") is made, executed and entered into by and between the following parties, each of whom is individually referred to as a "Party", and all of whom are collectively referred to as the "Parties" :

         The Official Committee of Creditors Holding Unsecured Claims

         ("Helionetics Committee") in the Chapter 11 bankruptcy case In re Helionetics, Inc., which was filed on March 31, 1997, as Case No. SA-97-14645-JR (the "Helionetics Case") ;

         Helionetics, Inc., a California corporation ("Helionetics") the debtor, and debtor-in-possession in the Helionetics Case;

         Tri-Lite, Inc., a Pennsylvania corporation ("Tri-Lite") , the reorganized debtor in the Chapter 11 bankruptcy case in re Tri-Lite, Inc., which was filed on February 26, 1996, as Case No. SA-96-12049-JR (the "Tri-Lite Case") .

         K/B Equities, Inc., a Nevada corporation  ("K/B") ;

         Bernard Katz, a married man ("Katz") ; and

         Susan Barnes, a married woman ("Barnes") .

                                R E C I T A L S :

A. One or more of the Parties may own or have an ownership interest in AIM Energy, Inc., a Delaware corporation and AIM Technology, Inc., a Delaware corporation (collectively "AIM") .

B. One or more of the Parties may own or have an ownership interest in Marinco Computer Products, Inc., a Delaware corporation ("Marinco").

C. One or more of the Parties may own or have an ownership interest in Self Powered Lighting, Inc., a New York corporation ("SPL"), the reorganized debtor in the Chapter 11 bankruptcy case entitled In re Self Powered Lighting, Inc., as Case No. SA-96-13178-JR (the "SPL Case") .

D. Barnes is believed to be the sole shareholder of K/B.

E. Katz and Barnes are husband and wife.

F. The Helionetics Committee through its counsel has sought to recover from various persons 1,750,000 shares of the stock of Laser Photonics, Inc., a Delaware corporation (the LPI Shares").

G. All 1,750,000 LPI Shares were sold pursuant to an Order entered in the Helionetics Case on or about January 8, 1998, at a sales price of $2.80 per share, gross of fees and taxes.

H.       The 1,750,000 LPI Shares were previously held as follows:

         1.        825,000 LPI Shares were in the possession of Barnes;

         2. 625,000 LPI Shares were in the possession of the Clerk of the United States District Court for the Southern District of New York, in that certain case entitled Lawrence Fund, L. P. et al vs. Helionetics, Inc. et al (Case No. 95 Civ 1005 (RPP) consolidated with Case No. 96 Civ. 5726 (RPP) , and were alleged by Barnes to have been held by said Court for the benefit of Barnes;

         3.       200,000 LPI Shares were in the possession of Altres Financial;
                  and

         4. 100,000 LPI Shares were in the possession of attorney Jeffrey Broker as the agent for Barnes, for the benefit of Richard Barnett, an alleged creditor of Tri-Lite.

I. The Helionetics Committee through its counsel has sought to recover from various persons a total of 649,000 shares of stock (the "KSW Shares") of KSW Inc., a Delaware corporation ("KSW"). The status of the KSW Shares is believed to be as follows:

         1. 24,000 KSW Shares are presently held by Barnes (the "24,000 KSW Shares") ; and

         2. The Lawrence Fund, a New York limited partnership (the Lawrence Fund") allegedly had a claim or judgment (the Lawrence Fund Claim") against Helionetics, Barnes and/or Katz, in the approximate amount of $625,000.00. 625,000 KSW Shares (the "625,000 KSW Shares") were once owned by Helionetics; they were allegedly transferred by Barnes to the Lawrence Fund to satisfy the Lawrence Fund Claim. The 625,000 KSW Shares were then allegedly transferred by the Lawrence Fund to KSW. KSW allegedly paid the Lawrence Fund, as consideration for such transfer, the approximate sum of $625,000.00.

J. The Helionetics Committee and Helionetics claim that under the Plan of Reorganization confirmed in the Tri-Lite Case and the Written settlement agreement ("Committee Settlement Agreement") entered into between the Helionetics Committee, Helionetics and The Official Committee of the Creditors Holding Unsecured Claims in the Tri-Lite Case ("Tri-Lite Committee"), Helionetics owns and is entitled to maintain and receive 87.5% of the issued and outstanding common shares of stock of Tri-Lite pursuant to the Tri-Lite Plan. The issued and outstanding common shares of stock of Tri-Lite (authorized pursuant to the Tri-Lite Plan) shall be referred to as the "Tri-Lite Shares." Tri-lite represents that currently there are 4,060,000 current issued and outstanding common shares of Tri-Lite stock.

K. Barnes claims that she is entitled to receive the same Tri-Lite Shares which are referenced in Recital "J".

L. A secured claim ("Colyear Trust Claim") in the amount of $153,643.57 was filed on behalf of the Richard C. Colyear Trust ("Colyear Trust") .

M. Barnes claims that: (1) Barnes paid to the Colyear Trust from her own funds certain sums to settle the Colyear Trust Claim and any other claims of the Colyear Trust against Helionetics; and (2) the Colyear Trust assigned the Colyear Trust Claim to Barnes in consideration for such payment, or alternately, that Barnes has a claim in subrogation against Helionetics by reason of Barnes having made such payment on behalf of Helionetics.

N. In addition to the claims by Barnes described in Recitals "K" and "M", Barnes and/or K/B have asserted against Helionetics in the Helionetics Case one or more than one claim in the total amount of $4,311,000.00 (collectively, the "Barnes-K/B claim"). The Barnes-K/B Claim was based, in part, upon loans and advances allegedly made by Barnes and/or K/B to Helionetics prior to the filing of the petition in the Helionetics Case, and for rent allegedly owed by Helionetics to Barnes and/or K/B for the use by Helionetics of a building allegedly owned by Barnes and/or K/B. Barnes and K/B allege that the Barnes-K/B claim was secured by a pledge by Helionetics of the LPI Shares.

O. Katz alleges and maintains that he has made no claim against Helionetics, the Helionetics Committee, or any officer, director, shareholder, member, agent, representative, employee, attorney, successor, assignee, transferee, trustee, receiver, executor or administrator of either Helionetics or the Helionetics Committee, in connection with any of the various matters referenced in this Agreement, and that there exists no basis for any such claim.

P. The Helionetics Committee believes that all of the claims by Barnes and K/B in the Helionetics Case may be subordinated to the claims of other creditors or avoided in their entirety. The Committee also believes it has claims against the Board of Directors of Helionetics and Susan Barnes. K/B and Barnes dispute the assertion.

Q. Helionetics holds a claim against Tri-Lite in the amount of approximately $1,850,000.00 (the "Helionetics Tri-Lite Claim") , which Helionetics alleges is secured by all assets of Tri-Lite, with the possible exception of the interest of Tri-Lite, if any, in the LPI Shares.

R. The Parties previously obtained approval of the Court in the

Helionetics Case, pursuant to an Order entered on March 4, 1998, to execute and enter into a settlement along the terms outlined in a letter from Helionetics Committee counsel Jeffrey Golden to Barnes counsel John Fischer dated November 14, 1997. However, that proposed settlement was never executed by the Parties.

S. Helionetics and the Helionetics Committee believe that the proposed settlement referenced in Recital "R" is of no force or effect because it was never executed by the parties, and because the proposed settlement provided according to its own terms that referenced in Recitals "F" and "G" were sold for a price of less than $3.00 per share, and as noted in Recital "G", the LPI Shares were sold for only $2.80 per share.

T. Barnes and K/B claim that although the proposed settlement referenced in Recital "R" was never executed by the parties, it should none-the-less be enforceable, because: (a) the Court in the Helionetics Case had authorized the Parties to execute and enter into such a settlement, (b) the letter by Jeffrey Golden referenced in Recital "R" contains a formula to address any sale of the LPI Shares for less than $3.00 per share, and (c) any ambiguity should be resolved against the Helionetics Committee.

U. The Parties desire pursuant to this Agreement to once and forever settle any and all present and future claims, disputes, allegations and defenses of any kind or nature that any Party may have against any one or more than one of the other Parties, which may result from, relate to, or otherwise arise in connection with any of the matters referenced in this Agreement.

V. The Parties desire that this Agreement fully supersede any prior or contemporaneous negotiations, discussions, or agreements, including without limitation those memorialized in the letter by Jeffrey Golden to John Fischer referenced in Recital "R".

W. Eric Barnes misappropriated property and assets of AIM and has not yet returned them. Some of the property and assets acquired may have been acquired from funds of AIM or its affiliates. AIM is taking all appropriate action to recover such property and assets.

         PURSUANT TO THE FOREGOING RECITALS and for good and valuable consideration, the receipt and adequacy of which is acknowledged, the Parties covenant, agree and declare as follows:

                                   ARTICLE 1.
                         APPROVAL OF AGREEMENT BY COURT

1.1               Obligation of Parties to Seek Approval of Agreement.

Each Party Shall in good faith exercise all reasonable efforts which may be required of such Party to cause the Bankruptcy Court in the Helionetics Case to issue a final binding order approving this Agreement, including without limitation promptly executing and delivering any motions or declarations or other items of support that may be reasonably required in connection therewith. Notice of the hearing before said Court seeking the approval of this Agreement shall be served on all of the creditors in the Helionetics Case and all the creditors in the Tri-Lite Case.

Any order will not be deemed final until any applicable appeal periods have expired without the filing of an appeal therefrom. Each Party shall appear at the hearing on the motion seeking the approval of this Agreement by said court, and at any subsequent hearings relating to such approval including without limitation any appeal of any action by said Court regarding this Agreement.

1.2.              Remainder of Agreement Contingent Upon Court Approval.

All of the terms of this Agreement, with the sole exception of the terms set forth in this Article 1, are contingent upon the issuance of a final binding order by the Bankruptcy Court in the Helionetics Case approving the Agreement. If this Agreement is not approved pursuant to Section 1.1, then this Agreement shall automatically terminate and be of no further force or effect. If this Agreement is terminated pursuant to this Section, then such termination shall have no effect on the previously issued Order which is referenced in Recital "R".

                                   ARTICLE 2.

                               TERMS OF SETTLEMENT

2.1.              Cancellation of $1,850,000 Claim against Tri-Lite.

Helionetics hereby waives and releases the $1,850,000.00 claim by Helionetics against Tri-Lite in the Tri-Lite Case, and shall promptly execute and deliver to Tri-Lite any documents reasonably required to notice or effectuate same. This claim is the claim described in Recital "Q" as the "Helionetics Tri-Lite Claim".

2.2.              Cancellation of $4,311,000 Claim Against Helionetics.

Barnes and K/B hereby waive and release the $4,311,000.00 claim against Helionetics in the Helionetics Case, and shall promptly execute and deliver to Helionetics any documents reasonably required to notice or effectuate the same. This claim is the claim described in Recital "N" as the "Barnes-K/B Claim". Notwithstanding the foregoing, to the extent that any portion of the $4,311,000.00 Barnes-K/B Claim is secured by any lien(s) on assets of Helionetics, such lien(s) shall be hereby avoided and preserved for the benefit of the Helionetics Committee on behalf of the creditors of Helionetics pursuant to 11 U.S.C. Section 551 and any other applicable provisions of the Bankruptcy Code.

2.3.              Waiver by Katz of Any and all Claims Held by Katz.

Katz hereby warrants and represents that Ka5tz has not asserted any claim against Helionetics or the Helionetics Committee in the Helionetics Case, and Katz hereby waives and releases any claim Katz may have against Helionetics or the Helionetics Committee, whether in the Helionetics Case, or otherwise.

2.4. Non-Waiver of "Colyear Trust Claim". Barnes shall not be deemed to have waived by reason of this Agreement any interest Barnes may have in the Colyear Trust Claim, or any claim Barnes may have against Helionetics based upon the payment allegedly made by Barnes to the Colyear Trust on behalf of Helionetics, as described in Recital "M"; provided, however that the Colyear Trust Claim shall not be deemed to be a secured claim and shall, at most, have general unsecured status. Neither Helionetics nor the Helionetics Committee will be deemed to have waived by reason of this Agreement any defenses or objections to any such claims.

2.5. Conveyance of any Interest in 1,650,000 Shares of LPI. Barnes, Katz, Tri-Lite and K/B hereby transfer, assign and convey to the Helionetics Committee on behalf of Helionetics, and hereby waive any and all right, title, interest or claim they may have in or to, the proceeds from the sale of 1,650,000 Shares of LPI. The 1,650,000 Shares of LPI referenced in the Section
2.5 are all of the 1,750,000 LPI Shares, except of 100,000 Shares of LPI referenced in Section 2.6. Barnes, Katz, Tri-Lite and K/B shall promptly take all actions and promptly execute and deliver to the Helionetics Committee all documents reasonably required to notice or effectuate same. Barnes represents that she does not have an interest in or own any LPI Shares other than 1,750,000 LPI Shares.

2.6.             Conveyance of Any Interest in 100,000 Shares of LPI.
Helionetics, Barnes, Katz, Tri-Lite and K/B hereby transfer, assign and convey to the Helionetics Committee and the Tri-Lite Committee, in such proportions as shall be hereafter determined pursuant to the Committee Settlement Agreement referenced in Recital "J", and hereby waive, any and all right, title, interest or claim they may have in or to, the proceeds from the sale of 100,000 Shares of LPI. The 100,000 Shares of LPI which are the subject of this Section 2.6 are all of the 1,750,000 LPI Shares, except for the 1,650,000 Shares of LPI referenced in Section 2.5. Barnes, Katz, Tri-Lite and K/B shall promptly take all actions and promptly execute and deliver to the Helionetics Committee all documents reasonably required to notice or effectuate same. Once a final determination is made pursuant to the Committee Settlement Agreement as to the relative rights and interests of the Helionetics Committee and the Tri-Lite committee in and to the proceeds from the sale of those 100,000 Shares of LPI, and the Helionetics Committee and the Tri-Lite Committee have each received their respective share of such proceeds, any proceeds received by the Helionetics Committee shall be used a follows:

         (a) first, to pay the allowed administrative fees and costs in the SPL Case, pro-rata to each administrative claimant according to the amount of its allowed administrative claim which remains unpaid as of the date of such distribution, in accordance with the Plan of Reorganization confirmed in the SPL Case. There is presently a dispute with respect to the amount of the allowed administrative fees and costs of Broker and O'Keefe which remain unpaid. SPL shall bring the dispute before the Bankruptcy Court for summary resolution.

         (b) second, to the extent that there are funds available following the distribution provided for in Section 2.6(a), to pay the allowed unsecured claims in the case referenced in Section 2.6(a) which have become payable pursuant to the terms of the Plan of Reorganization confirmed in that case, pro-rata to each unsecured creditor according to the amount of its allowed claim which has become payable but remains unpaid as of the date of such distribution, in accordance with the Plan of Reorganization confirmed in that case.

         (c) third, to the extent that there are funds available following the distribution provided for in Section 2.6 (b), the next One Hundred Forty Thousand Dollars ($140,000.00) shall be distributed pro-rata as follows:

                  (1) 42.86% to AIM Energy, Inc., until the sum of Sixty Thousand Dollars ($60,000.00) has been distributed to AIM Energy, Inc., for the purpose of providing AIM Energy, Inc. with necessary working capital; and

                  (2) 57.14% to Hein & Associates, until the sum of Eighty Thousand Dollars ($80,000.00) has been distributed to Hein & Associates, to compensate Hein & Associates for the preparation of audits, income tax returns and financial statements for Helionetics, AIM energy, Inc., SPL and/or Tri-Lite.

         (d) fourth, to the extent that there are funds available following the distribution provided for in Section 2.6(c), any such remaining funds shall be disbursed fifty percent (50%) to AIM Energy, Inc., and fifty percent (50%) to SPL, to provide working capital for said entities.

To the extent that any Party has any ownership interest in or control over Helionetics, AIM Energy, Inc., SPL and/or Tri-Lite, such Party shall exercise its best efforts to cause such proceeds to be utilized solely for the aforesaid purposes. No Party makes any warranty or representation that adequate funds will be available from the sale of the 100,000 LPI Shares to enable any or all of the distributions provided for in this Section 2.6 to be made.

2.7 Conveyance of any Interest in the 24,000 KSW Shares. The Helionetics Committee and Helionetics hereby transfer, assign and convey to Barnes, and hereby waive, any and all right, title, interest or claim either may have in or to the 24,000 KSW Shares and any proceeds therefrom, except for the interests of the Helionetics Committee and Helionetics, if any which arise pursuant to this Agreement. Barnes represents that she does not have an interest in or own any other KSW Shares other than the 24,000 KSW Shares. The Helionetics Committee and Helionetics shall each promptly execute and deliver to Barnes any documents reasonably required to notice or effectuate same.

2.8 Conveyance of Any Interest in the 625,000 KSW Shares. The Helionetics Committee and Helionetics believe that at the time of the alleged transfer of the 625,000 KSW Shares by the Lawrence Fund to KSW, the value of the 625,000 Shares exceeded the sum of $625,000.00 allegedly paid by KSW for such Shares, such that the Helionetics Committee and/or Helionetics may have a claim against KSW and/or Lawrence Fund by reason of such transfer. Neither the Helionetics Committee nor Helionetics waive any right either may have to pursue such claim. However, if the Helionetics Committee or Helionetics pursue such claim, then regardless of the result of such action, the Lawrence Fund shall be entitled to retain the approximately $625,000.00 received by the Lawrence Fund for such Shares, as consideration for the release and/or satisfaction of the Lawrence Fund Claim, and the Helionetics Committee and Helionetics shall be entitled to receive only the net resulting recovery, if any, in excess of said amount. Except as otherwise set forth in this Section 2.8, Barnes, Katz, Tri-Lite and K/B hereby transfer, assign and convey to the Helionetics Committee for the benefit of Helionetics, and hereby waive any and all right, title, interest or claim they may have in or to any such claim or any proceeds resulting therefrom. (For example and by the way of illustration only, if Helionetics and/or Helionetics Committee pursued such a claim, and if it was determined in such proceeding that the fair market value of the 625,000 KSW Shares was actually $937,500.00, then the sum of approximately $625,000.00 would be retained by the Lawrence Fund in satisfaction of the Lawrence Fund Claim, and the Helionetics Committee would entitled to receive the remaining $312,500.00 for the benefit of the creditors of Helionetics).

2.9. Conveyance of Any Interest in the Tri-Lite Shares. The Helionetics Committee and Helionetics hereby transfer, assign and convey to Barnes, and hereby waive, any and all right, title, and interest or claim any of them may have in or to 82.5% of the Tri-Lite shares and any proceeds therefrom, except for the interests of the Helionetics Committee and Helionetics, if any, which arise pursuant to this Agreement. Accordingly, the Helionetics Committee retains any and all ownership, right, title, interest or claim (and all voting rights) in and to 5% of the Tri-Lite shares. The Helionetics Committee freely owns the 5%, except of course, to the extent shares are sold by the Helionetics Committee. The parties intend that the 5% of Tri-Lite Shares owned and retained by the Helionetics Committee are truly owned for all purposes and are not collateral for the Secured Promissory Note. Tri-Lite agrees that such stock ownership shall not be diluted; the Helionetics Committee shall always own 5% of the Tri-Lite shares. No additional shares of stock of Tri-Lite will be issued, or alternatively, if Tri-Lite issues additional shares, Tri-Lite shall cause to be transferred to Secured Party additional shares such that the total percentage ownership of Tri-Lite represented by the shares owned by Secured Party following the issuance of such additional shares is identical to the total percentage ownership of Tri-Lite represented by shares owned by Secured Party prior to the issuance of such additional shares. Secured Party agrees to provide five days prior notice to Tri-Lite of any proposed sale of Tri-Lite shares. Susan Barnes agrees to provide 5 days prior notice to the Helionetics Committee of any proposed sale of the Tri-Lite shares. The Helionetics committee and Helionetics shall each promptly execute and deliver to Barnes any documents reasonably required to notice or effectuate same.

2.10. Conveyance of Any Interest in the Shares of Marinco. The Helionetics Committee and Helionetics hereby transfer, assign and convey to Barnes, and hereby waive, any and all right, title, interest or claim any of them may have in or to, the shares of Marinco and any proceeds therefrom, except for the interests of the Helionetics Committee and Helionetics, if any, which arise pursuant to this agreement. The Helionetics Committee and Helionetics shall promptly execute and deliver to Barnes any documents reasonably required to notice or effectuate same. This transfer, assignment, conveyance and waiver was made based solely upon representations by Tri-Lite, K/B, Katz and Barnes that (a) the balance sheet, income and loss statement and other financial statements for Marinco ("Marinco Computer Products") dated as of 12/31/97, which were provided by said parties to Squar, Milner & Reehl, Inc., were true, accurate, complete and not misleading in any material respect between said date and the effective date of this Agreement. The transfer, assignment, conveyance and waiver pursuant to this

Section 2.10 shall be null and void ab initio if it is subsequently determined that any such representations were materially false or misleading when made.

2.11. $800,000.00 Senior Promissory Note. Concurrently upon the execution of this agreement, Tri-Lite, AIM and SPL (collectively, the "Senior Note Obligors") shall execute and deliver to the Helionetics Committee, on behalf of Helionetics, a Secured Promissory Note ("Senior Note"), in the form attached as Exhibit "A", made payable to The Helionetics Committee in the original principal amount of Eight Hundred Thousand Dollars ($800,000.00). The Senior Note Obligors shall pay to the Helionetics Committee all principal, interest and other sums required under the Senior Note by the dates provided for therein. The Senior Note Obligors shall be jointly and severally liable for the payment of the Senior Note and for the performance of the obligations of the Senior Note Obligors under the Senior Note. The obligations of the Senior Note Obligors under the Senior Note shall be prior, senior and superior to the obligations of the obligors under the Junior Note referenced in the Section 2.12 below, and the priority of any liens or security interests established to secure the obligations of the Senior Note Obligors under the Senior Note shall be prior, senior and superior to any liens or security interests established to secure the obligations of the obligors under the Junior Note referenced in the
Section 2.12 below. The Senior Note and the obligations of the Senior Note Obligors pursuant to the Senior Note shall be secured as follows:

         2.11.1 Senior Security Agreement. Concurrently upon the execution of this Agreement, Tri-Lite, Barnes, Katz, AIM and SPL, as debtors, and the Helionetics Committee, as secured party, shall execute and enter into a security agreement ("Senior Security Agreement"), in the form attached as Exhibit "B", pursuant to which debtors shall irrevocably pledge, encumber and assign to the secured party as security for the payment of the Senior Note and for the performance by the Senior Note Obligors of their obligations under the Senior Note, the interests and assets of the debtors which are described in the Senior Security Agreement. The Senior Security Agreement shall provide that upon any default, either by the Senior Note Obligors under the Senior Note or by any debtor under the Senior Security Agreement, the Bankruptcy Court in the Helionetics Case shall then conduct a Court-supervised sale of any and all assets described in the Senior Security Agreement, pursuant to the provisions of 11 U.S.C. Sections 363, 1123, 1129, and 1141. This special remedy established in favor of the Helionetics Committee shall be in addition to any and all other remedies provided for in the Senior Security Agreement or provided for by law. The fully executed Senior Note, Senior Security Agreement, financing statements, and any other instruments required pursuant to the Senior Security Agreement, including without limitation stock certificates and/or shares of stock, shall be delivered to Albert, Weiland & Golden, LLP ("AW&G"), and shall be held by AW&G until the entry of the Order described in Sections 1.1 and 1.2. Immediately upon the entry of such Order, the financing statements shall be filed and all other acts required to perfect the security interests provided for in the Senior Security Agreement shall immediately be taken.

         2.11.2   Financial Information on Obligors and Debtors.
         Until such time as the Senior Note has been paid in full, the Helionetics Committee and its agents shall have the right at any time to inspect the premises and review the books, records and accountings of Tri-Lite, AIM and SPL, and Tri-Lite, AIM and SPL shall cause to be provided to the Helionetics Committee and its agents: (a) within ten
         (10) business days following the end of each calendar month, an accounting, which may be provided in journal form, of all receipts and all disbursements of Tri-Lite, AIM and SPL; and (b) within forty-five
         (45) calendar days following the end of each calendar quarter (or more frequently and/or sooner, if any such report is prepared more frequently or sooner) update income and loss statements, balance sheets and financial statements for said entities. This provision is material and must be performed timely.

2.12 $500,00 Junior Promissory Note. Concurrently upon the execution of this Agreement, but following the execution and delivery of the Senior Note referenced in Section 2.11 above, Tri-Lite (the "Junior Note Obligor") shall execute and deliver to Barnes, a Promissory Note ("Junior Note"), in the form attached as Exhibit "C", made payable to Barnes in the original principal amount of Five Hundred Thousand Dollars ($500,000.00). Except as set forth in the next sentence of this Agreement, the Junior Note Obligor shall pay Barnes all principal, interest and other sums required under the Junior Note by the dates set forth therein. Regardless of any payment dates set forth in the Junior Note, in no event shall the Junior Note Obligor pay or cause to be paid to or for the benefit of Barnes any sum which may become due or payable pursuant to the Junior note or any security agreement or other document executed in connection with the Junior Note, until such time as all principal, interest and other sums payable pursuant to the Senior Note or any security agreement or other document executed in connection with the Senior Note, have been paid in full, and all other duties of the Senior Note Obligors under the Senior note and of the debtors under any security agreements executed to secure the Senior Note, have been fully satisfied. The obligations of the Junior Note Obligor under the Junior Note shall be junior and subordinate to the obligations of the Senior Note Obligors under the Senior Note, and the priority of any liens or security interests established to secure the obligations of the Junior Note Obligor under the Junior Note shall be and at all times shall remain subsequent, junior and subordinate to any liens or security interests established to secure the obligations of the Senior note Obligors under the Senior Note. The Junior Note and the obligations of the Junior Note Obligors under the Junior Note shall be secured as follows:

         2.12.1 Junior Security Agreement. Concurrently upon the execution of this Agreement, Katz, AIM and SPL, as debtors, and Barnes, as secured party, shall execute and enter into a security Agreement ("Junior Security Agreement"), in the form attached as Exhibit "D", pursuant to which the debtors shall irrevocably pledge, encumber and assign to the secured party as security for the payment of the Junior Note and for the performance by the Junior Note Obligors of their obligations under the Junior

         Note, the interests and assets of the debtors described in the Junior Security Agreement. The Junior Security Agreement shall provide that any liens or security interests established thereunder shall be and shall at all times remain subsequent, junior and subordinate to the liens and security interests established pursuant to the Senior Security Agreement referenced in Section 2.11.1. The collateral described in the Senior Security Agreement will include all assets of Tri-Lite all assets of AIM, all shares of stock of AIM, all assets of SPL, all shares of stock of SPL, and 50,000 shares of stock of Tri-Lite. The Junior note shall provide that the Junior Note and any security agreement executed to secure the Junior Note shall be void ab initio with respect to any collateral described in the Senior Security Agreement which is foreclosed upon pursuant to the Senior Security Agreement, and that in no event shall any person who acquires any collateral through any foreclosure conducted pursuant to the Senior Security Agreement be deemed to have assumed or become subject to any obligation of the borrower under the Junior Note by reason of having acquired such collateral, nor shall collateral acquired through any foreclosure pursuant to the Senior Security Agreement be subject to the Junior Note or any security agreement executed to secure the Junior Note. The fully executed Junior Note, Junior Security Agreement, financing statements and any other instruments required pursuant to the Junior Security Agreement shall be delivered to Albert, Weiland & golden, LLP ("AW&G"), and shall be held by AW&G until the entry of the Order described in Sections 1.1 and 1.2. Upon entry of such Order, AW&G shall release such documents to Barnes, and all other acts required to perfect the junior security interests provided for in the Junior Security Agreement shall immediately be taken.

2.13. Subordinating Senior and Junior Note to New Financing. The secured parties under any security agreements securing the Senior Note or the Junior Note shall agree to subordinate their respective security interests under any such security agreements, with the exception of the interest of the secured party under the Senior Security Agreement, in the shares of stock pledged pursuant to the Senior Security Agreement, to any security interest that may be established in favor of any third party lender providing new commercially reasonable and necessary operating financing to AIM, SPL and/or Tri-Lite; provided, however, that it shall be the burden of AIM, SPL and/or Tri-Lite, to demonstrate that any such financing is commercially reasonable, it is necessary to conduct the business and affairs of AIM, SPL and /or Tri-Lite in a good, prudent and businesslike manner, and that none of the proceeds from any such financing will be used to pay any salary, debt or reimbursement to Katz, Barnes or any affiliate of Katz or Barnes. The secured party under any such security agreement may refuse to grant any such subordination if such secured party believes that such subordination is not required pursuant to this Agreement, and will not be deemed to be in breach of this Agreement if it is subsequently determined by the court having jurisdiction over such matter that such subordination should be granted, provided that such secured party shall execute any such subordination promptly following any such determination by any such court. However, in no event shall any subordination in favor of any third party lender affect the relative rights and interests of the secured parties under any security agreements executed to secure the Senior Note, and of the secured parties under any security agreements executed to secure the Junior Note. The Helionetics Committee shall have the authority to subordinate the Senior Note and Senior Security Agreement to new loans by Barnes, should the Committee so desire.

2.14. Intercompany Transfers. SPL and AIM shall not transfer any assets, property or funds to any other affiliate, insider, related entity, including, without limitation, Tri-Lite, absent advance written consent from the Committee's designated representative.

                                    ARTICLE 3
                                RELEASE OF CLAIMS

3.1. Definition of a Claim for Purposes of this Article. For purposes of this Article 3, "Claim" shall mean and refer to any claims, demands right, obligations, duties, debts, liens, encumbrances, levies, contracts, agreements, promises, covenants, understandings, damages, injuries, actions, causes of action, expenses, costs, charges, attorneys' fees, judgements, orders and liabilities of any kind, whether in law, equity or otherwise, whether known or unknown, and whether or not concealed or hidden.

3.2              Release of Claims by Helionetics and the Helionetics Committee.
Except for: (a) Claims, if any, which are retained pursuant to the terms of this Agreement; (b) obligations which are created pursuant to this Agreement; (c) Claims, if any, which arise by reason of any breach or default of this
Agreement: and (d) Claims, if any, which arise due to acts, errors or omissions which occur subsequent to the effective date of this Agreement; Helionetics and the Helionetics Committee, for and on behalf of themselves and their respective successors, assigns, grantees and administrators (collectively, the "Releasing Parties"), hereby now and forever release, discharge and promise not to sue Tri-Lite, K/B, Barnes or Katz, or any administrators, attorneys, heirs, successors, executors, trustees or assigns of said Parties (collectively, the "Released Parties"), from any and all Claims which said Releasing Parties may now own or hold, or have at any time prior hereto owned or held, or may in the future own or hold, against said Released Parties, resulting from, arising out of, or otherwise relating in any way to, the acts, errors, omissions, business, affairs, dealings and conduct of Tri-Lite, Helionetics, AIM and or SPL, including without limitation the specific matters a disputes referenced in this Agreement. It is the intention of the Releasing Parties that by executing this Agreement, this Agreement shall be effective as a complete and absolute bar to each and every Claim which is referenced in this Agreement. In furtherance of this intention, the Releasing Parties hereby waive any and all rights and benefits conferred upon the Releasing Parties pursuant to the provisions of
Section 1542 of the California Civil Code, which states as follows:

         "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

3.3         Release of Claims by Tri-Lite, K/B, Barnes and Katz. Except for:
(a) Claims, if any, which are retained pursuant to the terms of this Agreement;
(b) obligations which are created pursuant to this Agreement; (c) Claims, if any, which arise by reason of any breach or default of this Agreement; and (d) Claims, if any, which arise due to acts, errors or omissions which occur subsequent to the effective date of this Agreement; Tri-Lite, K/B, Barnes and Katz, for and on behalf of themselves and their respective administrators, successors, assigns and grantees (collectively, the "Releasing Parties"), hereby now and forever release, discharge and covenant not to sue Helionetics and the Helionetics Committee, or any officers, directors, employees, members, agents, affiliates, administrators, attorneys, heirs, successors, executors, trustees or assigns of said Parties (collectively, the ("Released Parties"), with respect to any and all Claims, the acts, errors, omissions, business, affairs, dealings and conduct of Tri-Lite, Helionetics, AIM and/or SPL, including without limitation and specific matters and disputes referenced in this Agreement. Also, the Releasing Parties now and forever hereby release, discharge and covenant not to sue the Released Parties with respect to any Claims for lender liability, which said Releasing Parties may now own or hold, or have at any time prior hereto owned or held, or mat in the future own or hold, against said Released Parties, resulting from, arising out of or otherwise relating in any way to, the negotiation, preparation, execution, implementation and enforcement of this Agreement, the Senior Note attached hereto as Exhibit "A" and the Senior Security Agreement attached hereto as Exhibit "B" and all other documents executed in connection with this Agreement. It is the intention of the Releasing Parties that by executing this Agreement, this Agreement shall be effective as a complete and absolute bar to each and every Claim referenced in this Agreement. In furtherance of this intention, the Releasing Parties hereby waive any and all rights and benefits conferred upon the Releasing Parties pursuant to the provisions of Section 1542 of the California Civil Code, which state as follows:

         "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

3.4. Binding Effect. To the fullest extent permitted by law, the terms of this Agreement, including all benefits derived by any Party pursuant to the terms of this Agreement, shall be binding on all of the Parties and on all of the creditors in the Helionetics Case and all of the creditors in the Tri-Lite Case; Provided, however, that nothing in this Agreement shall amend, restrict, alter or affect: (a) any Claim held by any creditor of Tri-Lite; (b) any claim held against any creditor of Tri-Lite; (c) any claim held by any creditor of Helionetics, including without limitation any member of the Helionetics Committee; and (d) any claim held against any creditor of Helionetics, including without limitation any member of the Helionetics Committee.

3.5. No Release of Claims Against a Subsequent Transferee. The release of claims pursuant to Section 3.1 does not include those claims, if any, which may be held by Helionetics and/or by the Helionetics Committee, against any person, where such person is alleged to be a subsequent transferee as to any asset to which Helionetics and/or the Helionetics Committee may be entitled, or as to the proceeds from any such asset, and where such Claim is for the recovery of such asset or the recovery of such proceeds. Nothing contained in this Agreement shall prohibit Helionetics and/or Helionetics Committee from naming Tri-Lite, K/B, Barnes or Katz in any action for the purpose of establishing the initial transferee condition in such action, and Tri-Lite, K/B, Barnes and Katz shall exercise their good faith best efforts to assist the Helionetics Committee and Helionetics in such action.

                                   ARTICLE 4.

                         REPRESENTATIONS AND WARRANTIES

4.1. Legal Capacity to Contract. Each party represents that, subject to the entry of an order by the Bankruptcy Court approving of this Agreement pursuant to Section 1.1, it has the requisite power, authority and legal capacity to make, execute, enter into and deliver this Agreement and to fully perform its duties and obligations under this Agreement, and that neither this Agreement not the performance by such Party of any duty or obligation under this Agreement will violate any other contract, agreement, covenant or restriction by which such Party is bound.

4.2. No Prior Assignments. Each Party represents that it has not pledged, transferred or assigned to any third party any right, interest, claim, or cause of action being transferred, conveyed, released or compromised pursuant to this Agreement, and such Party shall indemnify all other Parties from and against any third party claim asserting such a pledge, transfer or assignment of any such right, interest, claim or cause of action.

4.3. No Undisclosed Inducements. Each Party represents that it executed and entered into this Agreement in reliance solely upon its own independent investigation and analysis of the facts and circumstances, and that no representations, warranties or promises other than those set forth in this Agreement were made by any Party or any employee, agent or legal counsel of any Party to induce said Party to execute this Agreement.

4.4. No Admission of Liability. This Agreement has been negotiated and executed for the purpose of settling the various disputes described herein and obtaining the release of any known, suspected or unknown claims that the Releasing Parties may have against the Released Parties with respect to the various disputes described herein. The execution of this Agreement by any Party does not constitute, infer or evidence the truth of any claim, the admission of any liability, the validity of any defense or the existence of any circumstance or fact which could constitute a basis for any claim, liability or defense, other than for the purpose of enforcing the terms and provisions of this Agreement.

4.5. Representation by Counsel. Each Party represents that is has acted pursuant to the advice of legal counsel of its own choosing in connection with the negotiation, preparation and execution of this Agreement, or that it was advised to obtain the advice of such legal counsel, had ample opportunity to obtain the advice of such legal counsel and willfully declined to obtain the advice of such legal counsel.

4.6. Truth and Accuracy of Representations and Warranties. Each of the representations, warranties and covenants set forth in this Agreement shall be, and the Party making the same shall cause them to be, true and correct as of the time of execution of this Agreement and as of the time of the entry by the Court pursuant to Section 1.1 of the order approving this Agreement.

4.7. Survival. Each of the statements, certifications, representations, warranties, covenants, disclosures, disclaimers, waivers and other agreements contained in this Agreement shall survive the execution of this Agreement, the payment of any settlement consideration provided for in this agreement, and the dismissal of any legal actions referenced in this Agreement.

                                   ARTICLE 5.
                          GENERAL TERMS AND PROVISIONS:

5.1. Entire Agreement. This Agreement shall constitute the sole and entire agreement between the Parties with respect to the settlement of disputes and release of claims provided for herein. Any and all prior or contemporaneous agreements and negotiations, whether oral or written, with respect to the subject matter of this Agreement, are hereby superseded. No employee or agent of any Party has authority to orally modify any term or condition of this Agreement, or to make any representation or agreement other than as contained in this Agreement. Unless any representation or agreement is contained in this Agreement or is added pursuant to a written agreement executed by all Parties, it shall not be binding nor otherwise affect the validity of this Agreement.

5.2. Amendment of Agreement. No modification of, deletion from, or addition to this Agreement shall be effective unless made in writing and executed by each Party hereto.

5.3. Construction of Agreement. The provisions of this Agreement shall be liberally construed to effectuate the intended settlement of the disputes and the release of all related claims. Section headings have been inserted for convenience only and shall not be given undue consideration in resolving questions of construction or interpretation. For purposes of determining the meaning of, or resolving any ambiguity with respect to, any word, phrase, term or provision of this Agreement, each Party shall be deemed to have had equal bargaining strength in the negotiation of this Agreement and equal control over the preparation of this document, such that neither the Agreement nor any uncertainty or ambiguity herein shall be arbitrarily construed or resolved against any Party under any rule of construction.

5.4. Further Assurances. Each Party shall promptly execute any and all instruments and documents and take all other actions, including without limitation the payment of money, that may be required to effectuate the contemplated settlement and release.

5.5. Gender and Quantitative Use. Wherever the context of this Agreement may so require, the gender shall include the masculine, feminine and neuter, and the quantitative usage of any word, term or phrase shall include the singular and plural.

5.6. Enforcement of Agreement. Each Party to this Agreement shall have the right to enforce by proceedings at law or in equity all of the terms and provisions of this Agreement, including without limitation the right to prosecute proceedings at law or in equity against the person(s) who have violated or who are attempting to violate any of such terms or provisions, to enjoin such person(s) from doing so, to cause such violation to be remedied, and/or to recover damages for such violation.

5.7. Waiver. The failure by any Party to enforce any term or provision of this agreement shall not constitute a waiver of the right to enforce the same term or provision, or any other term or provision, thereafter. No Waiver by any Party of any term or provision of this Agreement shall be deemed or shall constitute a waiver of any other provision of this agreement, whether or not similar, nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided in writing.

5.8. Severability. In the event that any term or provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, then the remaining portions of this Agreement shall nonetheless remain in full force and effect, unless such portion of the Agreement is so material that its deletion would violate the obvious purpose and intent of the Parties.

5.9. Litigation Costs and Attorneys' Fees. If any Party(s) shall commence legal proceedings against any other Party(s) to enforce the provisions of this Agreement or to declare any rights of obligations under this Agreement, then the prevailing Party(s) shall recover from the losing Party(s) its/their costs of suit, including attorneys' fees, as shall be determined by the court.

5.10. Governing Law. This Agreement is made under and shall be construed in accordance with and governed by the laws of the State of California, without giving effect to the principles of conflicts of law. All Parties consent to the jurisdiction of the United States Bankruptcy Court - Central District of California, Santa Ana Division, for the purpose of resolving any disputes which may arise under this Agreement. If for any reason said Bankruptcy Court shall decline to accept such jurisdiction, then the Parties shall be deemed to have consented to the jurisdiction of California Courts and to the venue in Orange County, California.

5.11. Counterparts. This Agreement may be executed in any number of identical counterparts, each of which is an original, an all of which together constitute one and the same agreement.

5.12. Incorporation of Exhibits. The following Exhibits to this Agreement, as now existing or as from time to time amended, modified or supplemented by the written agreement of the Parties, are incorporated into and made fully a part of this Agreement, as though set forth in their entirety in this Agreement:

                  Exhibit  "A"       -      $800,000 Senior Promissory Note
                  Exhibit  "B"       -      Senior Security Agreement
                  Exhibit  "C"       -      $500,000 Junior Promissory Note
                  Exhibit  "D"       -      Junior Security Agreement

5.13. Inurement. This Agreement shall inure to the benefit of and be fully binding upon each of the Parties and upon their respective heirs, executors, successors, assigns and grantees.

5.14. Notices. Any payments to be made or any notices or other communications to be given pursuant to this Agreement shall be delivered to the appropriate Party at the address shown below, until written notice of a different address is given by such Party in accordance with this Section. Any payments to be made pursuant to this Agreement shall be deemed made only upon actual receipt. Any notices or other communications must be in writing. Any notices or other communications given by personal service shall be deemed to have been received upon delivery . Any notices or other communications given by first class mail, postage prepaid, addressed to the address required by this Section, shall be deemed to have been received three Business Days following the deposit thereof with the United States Post Office. Any notices or other communications given by overnight courier service shall be deemed to have been received on the date of delivery confirmed by the courier service. Any notice given by facsimile transmission shall be deemed to have been received on the date upon which the recipients facsimile machine electronically confirms the receipt of such notice, provided that a copy of any such notice given by facsimile transmission shall also be sent to the recipient by first class mail, postage prepaid, addressed to the address required by this Section. Telephone numbers, if listed below, have been listed for convenience purposes only, and not for the purposes of giving notice pursuant to this Agreement.

The "Committee":

                         The Official Committee of Creditors
                         (In re Helionetics/Case  SA-97-14645-JR)
                         Attention:  Hevka H. Sramek
                         19211 Edgehill Drive
                         Irvine, CA  92715
                         Telephone:   (714) 856-1203
                         Facsimile:   (714) 854-1123

          A COPY OF ANY NOTICE TO THE COMMITTEE MUST ALSO BE SENT TO:

                                            Albert, Weiland & Golden, LLP
                                            Attention:  Jeffrey I. Golden
                                            650 Town Center Drive - Suite 1350
                                            Costa Mesa, CA 92626
                                            Telephone: (714) 966-1000
                                            Facsimile: (714) 966-1002

         "Helionetics":                     Helionetics, Inc.
                                            Attention:  Hevka H. Sramek
                                            19211 Edgehill Drive
                                            Irvine, CA  92715
                                            Telephone:   (714) 856-1203
                                            Facsimile:   (714) 854-1123

            A COPY OF ANY NOTICE TO HELIONETICS MUST ALSO BE SENT TO:

                                            B. Katz, Chairman
                                            Attention:_____________________
                                            2701 Junipero
                                            Signal Hill, CA   90806
                                            Telephone:   (562)  426-8622
                                            Facsimile:   (562)   426-7473

         "Tri-Lite":                        Tri-Lite, Inc.
                                            Attention:  Ernest Dageford
                                            2710 Junipero Street
                                            Signal Hill, CA   90806
                                            Telephone:   (562)  426-8622
                                            Facsimile:   (562)  426-7473

             A COPY OF ANY NOTICE TO TRI-LITE MUST ALSO BE SENT TO:

                                            B. Katz, Chairman
                                            Attention:___________________
                                            2701 Junipero
                                            Signal Hill, CA   90806
                                            Telephone:   (562)  426-8622
                                            Facsimile:   (562)  426-7473

         "Barnes":                  Susan Barnes
                                    541 Loring Avenue
                                    Los Angeles, CA   90024
                                    Telephone:   (310)  470-8413
                                    Facsimile:   (310)  470-3153

         "Katz":                    Bernard Katz
                                    541 Loring Avenue
                                    Los Angeles, CA   90024
                                    Telephone:  (310)  475-9793
                                    Facsimile:  (310)  470-3153

           "K/B":                   K/B Equities, Inc.
                                    Attention:  Susan Barnes
                                    541 Loring Avenue
                                    Los Angeles, CA   90024
                                    Telephone:   (310)  470-8413
                                    Facsimile:   (310)  470-3153

                A COPY OF ANY NOTICE TO K/B MUST ALSO BE SENT TO:

                                    K/B Equities, Inc.
                                    Attention:  Susan Barnes
                                    541 Loring Avenue
                                    Los Angeles, CA   90024
                                    Telephone:   (310)  470-8413
                                    Facsimile:   (310)  470-3153

   ALSO, A COPY OF ANY NOTICE TO ANY PARTY MUST ALSO BE SENT TO:

                                    Squar, Milner & Reehl, Inc.
                                    Attention:  Chris Reehl
                                    4100 Newport Place  -  Third Floor
                                    Newport Beach, CA   92660
                                    Telephone:  (714)  222-2999
                                    Facsimile:  (714)  222-2989

                  THE UNDERSIGNED PARTIES TO THIS AGREEMENT have made, executed and entered into this Agreement.

                    "Helionetics Committee"

            The Official Committee of Creditors Holding
            Unsecured Claims in the Chapter 11 bankruptcy
            Case In re Helionetics, Inc., which was filed
            On March 31, 1997, as Case No. SA-97-14645-JR

                      By:
                          ----------------------------------
                                   (signature)

                          ----------------------------------
                               (typed or printed name)

                          ----------------------------------
                                (title or capacity)


                                  "Helionetics"
                Helionetics, Inc., a California corporation, the debtor and debtor-in-possession in the Chapter 11 bankruptcy case In re Helionetics, Inc., which was filed on March 31, 1997, as Case No. SA-97-14645-JR

                      By:
                          ----------------------------------
                                   (signature)

                          ----------------------------------
                               (typed or printed name)

                          ----------------------------------
                                (title or capacity)

                                   "Tri-Lite"

                Tri-Lite, Inc., a California corporation the reorganized debtor in the Chapter 11 bankruptcy case In re Tri-Lite, Inc., which was filed on February 26, 1996, as Case No. SA-96-12049-JR

                      By:
                          ----------------------------------
                                   (signature)

                          ----------------------------------
                               (typed or printed name)

                          ----------------------------------
                                (title or capacity)

                                      "K/B"

                    K/B Equities, Inc., a Nevada corporation

                      By:
                          ----------------------------------
                                   (signature)

                          ----------------------------------
                               (typed or printed name)

                          ----------------------------------
                                (title or capacity)

                                     "Katz"

                       -----------------------------------
                                  Bernard Katz

                                    "Barnes"


                       -----------------------------------
                                  Susan Barnes